ADMINISTRATIVE SERVICES AGREEMENT

                  This Administrative Services Agreement is made as of this __th day of _____ 1995 between First Union Funds, a Massachusetts business trust (herein called the "Trust"), and Evergreen Asset Management Corp., a New York corporation (herein called "EAMC").

                  WHEREAS, the Trust is a Massachusetts business trust consisting of one or more portfolios which operates as an open-end management investment company and is so registered under the Investment Company Act of 1940; and

                  WHEREAS, the Trust desires to retain EAMC as its Administrator to provide it with administrative services, and EAMC is willing to render such services.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

         1. Appointment of Administrator. The Trust hereby appoints EAMC as Administrator of the Trust and each of its portfolios on the terms and conditions set forth in this Agreement; and EAMC hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

         2. Services and Duties. As Administrator, and subject to the supervision and control of the Trustees of the Trust, EAMC will hereafter provide facilities, equipment and personnel to carry out the following administrative services for operation of the business and affairs of the Trust and each of its portfolios:

         (a) prepare, file and maintain the Trust's governing documents, including the Declaration of Trust (which has previously been prepared and filed), the By- laws, minutes of meetings of Trustees and shareholders, and proxy statements for meetings of shareholders;

         (b) prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust and the Trust's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

         (c) prepare, negotiate and administer contracts on behalf of the Trust with, among others, the Trust's distributor, custodian and transfer agent;

         (d) supervise the Trust's fund accounting agent in the maintenance of the Trust's general ledger and in the preparation of the Trust's financial statements, including oversight of expense accruals and payments and the determination of the net asset value of the Trust's assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders;

         (e) calculate performance data of the Trust for dissemination to information services covering the investment company industry;

         (f)  prepare and file the Trust's tax returns;

         (g) examine and review the operations of the Trust's custodian and transfer agent;

         (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;

         (i)  prepare various shareholder reports;

         (j) assist with the design, development and operation of new portfolios of the Trust;

         (k) coordinate shareholder meetings;

         (l)   provide general compliance services; and

         (m) advise the Trust and its Trustees on matters concerning the Trust and its affairs.

         The foregoing, along with any additional services that EAMC shall agree in writing to perform for the Trust hereunder, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, distributor, custodian or transfer agent pursuant to their agreements with the Trust.

         3. Expenses. EAMC shall be responsible for expenses incurred in providing office space, equipment and personnel as may be necessary or convenient to provide the Administrative Services to the Trust. The Trust shall be responsible for all other expenses incurred by EAMC on behalf of the Trust, including without limitation postage and courier expenses, printing expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to Trustees who are not EAMC employees, and trade association dues.


         4. Compensation. For the Administrative Services provided, the Trust hereby agrees to pay and EAMC hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee, calculated daily and payable monthly, at an annual rate determined in accordance with the table below.

                                      Aggregate Daily Net Assets of
                                      Funds Administered by EAMC
                                      For Which EAMC or First Union
                Administrative        National Bank of North Carolina
                      Fee             Serve as Investment Adviser

                     .050%                   on the first $7 billion
                     .035%                   on the next $3 billion
                     .030%                   on the next $5 billion
                     .020%                   on the next $10 billion
                     .015%                   on the next $5 billion
                     .010%                   on assets in excess of $30 billion

Each portfolio of the Trust shall pay a portion of the administrative fee equal to the rate determined above times that portfolios average annual daily net assets.

         5. Responsibility of Administrator. EAMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. EAMC shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, partner, employee or agent of EAMC, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of EAMC hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of EAMC even though paid by EAMC.

         6. Duration and Termination.

         (a) This Agreement shall be in effect until July____, 1997, and shall continue in effect from year to year thereafter, provided it is approved, at least annually, by a vote of a majority of Trustees of the Trust including a majority of the disinterested Trustees.

         (b) This Agreement may be terminated at any time, without payment of any penalty, on sixty (60) day's prior written notice by a vote of a majority of the Trust's Trustees or by EAMC.

         7. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

         8. Notices. Notices of any kind to be given to the Trust hereunder by EAMC shall be in writing and shall be duly given if delivered to the Trust and to its investment adviser at the following address: First Union National Bank of North Carolina, One First Union Center, Charlotte, NC 28288. Notices of any kind to be given to EAMC hereunder by the Trust shall be in writing and shall be duly given if delivered to EAMC at 2500 Westchester Avenue, Purchase, New York 10577,
Attention: General Counsel.

         9. Limitation of Liability. EAMC is hereby expressly put on notice of the limitation of liability as set forth in Article IX of the Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular portfolio and of the Trust with respect to that particular portfolio be limited solely to the assets of that particular portfolio, and EAMC shall not seek satisfaction of any such obligation from the assets of any other portfolio, the shareholders of any portfolio, the Trustees, officers, employees or agents of the Trust, or any of them.

         10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provison of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 5 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.



         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    FIRST UNION FUNDS


                                    By____________________
                                    Its:__________________

Attest:_________________
Its:_______________________


                                    EVERGREEN ASSET MANAGEMENT CORP.

                                    By_________________________________________
                                    Its:_______________________________________


Attest:________________________
Its:___________________________